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                                                                    EXHIBIT 23.1


                         INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in Reliant Resources, Inc.'s Registration Statement Nos. 333-60124, 333-60328, 333-74754, 333-74790,
333-86608, 333-86610, 333-86612 and 333-98273 on Form S-8 of our report dated
March 28, 2002, July 3, 2002, as to the effects of the restatement discussed in
Note 1 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement described in Note 1 and the change in method of accounting for derivatives and hedging activities described in Note 6) appearing in this Amendment No. 2 to the Annual Report on Form 10-K/A of Reliant Resources, Inc. for the year ended December 31, 2001.


DELOITTE & TOUCHE LLP


Houston, Texas
November 12, 2002